EXHIBIT (i)

[LETTERHEAD OF MORRISON & FOERSTER LLP]

May 28, 2004

Old Westbury Funds, Inc.

3435 Stelzer Road

Columbus, OH 43219

Re:	Shares of Common Stock of

Old Westbury Funds, Inc.

Ladies and Gentlemen:

We refer to Post-Effective Amendment No. 21 and Amendment No. 22 to the Registration Statement on Form N-1A (SEC File Nos. 033-66528; 811-07912) (the “Registration Statement”) of Old Westbury Funds, Inc. (the “Company”) relating to the registration of an indefinite number of shares of common stock of the Old Westbury Large Cap Equity Fund, Old Westbury Mid Cap Equity Fund, Old Westbury International Fund, Old Westbury Fixed Income Fund and Old Westbury Municipal Bond Fund (collectively, the “Shares”).

We have been requested by the Company to furnish this opinion as Exhibit 23(i) to the Registration Statement.

We have examined documents relating to the organization of the Company and its series and the authorization and issuance of shares of its series.

Based upon and subject to the foregoing, we are of the opinion that:

The issuance and sale of the Shares by the Company have been duly and validly authorized by all appropriate action and, assuming delivery by sale or in accord with the Company’s dividend reinvestment plan in accordance with the description set forth in the Registration Statement, as amended, the Shares will be validly issued, fully paid and nonassessable.

We consent to the inclusion of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ MORRISON & FOERSTER LLP

MORRISON & FOERSTER LLP